Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Names Karen C. Francis to Board of Directors

•	Robert J. Brown to retire from Board of Directors following 2016 Annual Meeting of Stockholders

FORT LAUDERDALE, Fla., February 19, 2016 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed Karen C. Francis to the AutoNation Board, effective February 19, 2016. Ms. Francis will serve as an independent director.

“We are pleased to have Karen join the AutoNation Board,” said Mike Jackson, AutoNation’s Chairman, Chief Executive Officer and President. “We look forward to the experience and insight that she will bring to the Board.”

Karen Francis is Executive Chairman of AcademixDirect, Inc., a technology marketing company serving the education industry. Ms. Francis served as Executive Chairman and CEO of AcademixDirect, Inc. from 2009 to 2014. From 2004 to 2007, Ms. Francis was Chairman and CEO of Publicis & Hal Riney, an advertising agency based in San Francisco. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for global technology strategies, customer relationship management, global export operations, and Ford Direct, the company’s online sales initiative structured as a joint venture with Ford dealers. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as Regional Manager of the Chevrolet division responsible for all dealer operations in eleven states, as well as General Manager of the Oldsmobile division overseeing dealership operations nationwide. Ms. Francis also serves as a director of The Hanover Insurance Group, Inc.

AutoNation also announced that Robert J. Brown will retire from the AutoNation Board effective upon completion of AutoNation’s 2016 Annual Meeting of Stockholders, which is expected to be held on May 12, 2016.

“Bob served as a member of our Board for 17 years, and we thank him for his years of valuable service on the Board,” said Mike Jackson.

About AutoNation, Inc.

AutoNation is America’s largest automotive retailer, currently owning and operating 373 new vehicle franchises from coast to coast. AutoNation sold its 10 millionth vehicle in 2015, the first automotive retailer to reach this milestone. AutoNation is also the only automotive retailer to guarantee every vehicle retailed is recall-free. A commitment to delivering a peerless experience through customer-focused sales and service processes is what drives AutoNation’s success. AutoNation is transforming the automotive industry through bold leadership, technology and innovation.

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